Exhibit 99.1

Antares Pharma, Inc. 707 Eagleview Boulevard, Suite 414 Exton, PA 19341

FOR IMMEDIATE RELEASE	Amex: AIS

ANTARES PHARMA REPORTS FIRST QUARTER

2006 FINANCIAL RESULTS

Highlights

Completed Approximately $11.0 Million Private Placement of Common Stock and Warrants

Announced NDA Filing by Licensee for Transdermal Estradiol (Bio-E-Gel®)

Generated Positive Phase II Results with Anturol™ Oxybutynin ATD™ Gel for Overactive Bladder

Appointed Robert F. Apple as Senior Vice President and Chief Financial Officer

EXTON, PA (May 15, 2006) Antares Pharma, Inc. (Amex:AIS) today announced that total revenues for the quarter ended March 31, 2006 increased to approximately $637,000 from approximately $554,000 for the same quarter in 2005. The gross margin percentage also increased in the first quarter of 2006 to 50% from 45% in the comparable quarter of 2005 as the mix of revenues changed and more development revenue, with lower associated costs, were reported in 2006. Total operating expenses increased approximately $93,000 to $2.6 million in the first quarter 2006 from $2.5 million in the same period of 2005. The increase was due primarily to the recognition of approximately $179,000 of stock option expense as a result of adopting SFAS No. 123R on January 1, 2006, along with increases in research and development expenses related to transdermal gel development projects, including Phase II studies of Anturol™. Net loss for the quarter increased approximately $32,000 to $2.3 million as compared to the same period in 2005.

Net loss per common share decreased to $0.05 per share in the first quarter of 2006 from a loss of $0.06 per share in the first quarter of 2005 due primarily to an increase in the average common shares outstanding of approximately 6.5 million shares.

At March 31, 2006, Antares had approximately $10.5 million in cash and investments, compared to approximately $2.7 million at December 31, 2005.

Commenting on the events of the first quarter, Jack E. Stover, President and Chief Executive Officer of Antares Pharma said, “While increasing revenues for the quarter we were able to demonstrate good operational progress. We also continued to reduce general and administrative costs for the quarter while expanding our investment in research and development.” Mr. Stover stated further, “Our ATD™ gel platform reached an important milestone in the hands of one of our corporate partners with the filing of an NDA for Bio-E-Gel®. Additionally, the same gel platform yielded positive Phase II results with Anturol™, our own ATD™ gel formulation of oxybutynin for the treatment of overactive bladder.”

Antares Pharma

Antares Pharma is a specialized pharma product development company focused on developing patented drug delivery systems and injectable device engineering capabilities. Antares’ current technology platforms include its recently announced TecTix™ system for topical and transmucosal delivery, ATD™ Advanced Transdermal Delivery system, Easy Tec™ oral fast-melt technology, and subcutaneous injection technology platforms including both Vibex™ disposable mini-needle injection device and Valeo™/Vision® reusable needle-free injection devices. Antares Pharma is committed to leveraging its multiple drug delivery platforms to add value to existing drugs and to create new pharmaceutical products and injectable devices. Overall, Antares’ product pipeline, if approved, will address unmet medical needs by reducing side effect profiles, improving safety, increasing effectiveness, and improving patient compliance and convenience. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Statements included in this press release that are not historical in nature, including those, relating to Antares’ product pipelines’ ability to address unmet medical needs, if approved are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Antares Pharma, Inc.

Stephanie M. Baldwin, Robert F. Apple, 610.458.6200

Equity Communications

Steve Chizzik, 973.912.0980

FINANCIALS FOLLOW

ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	March 31, 2006	December 31, 2005
Assets
Cash and investments	$10,563	$2,718
Accounts receivable	247	224
Other receivables	154	48
Inventories	34	36
Prepaid expenses and other assets	715	630
Fixed assets	448	478
Patent rights	938	937
Goodwill	1,095	1,095

Total Assets	$14,194	$6,166

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$1,209	$1,743
Deferred revenue	3,541	3,666
Stockholder’s Equity	9,444	757

Total Liabilities and Stockholders’ Equity	$14,194	$6,166

ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except share amounts)

	For the Three Months Ended March 31,
	2006	2005
Product sales	$395	$406
Development revenue	162	48
Licensing fees and royalties	80	100

Total Revenue	637	554

Cost of revenue	322	307

Gross Profit	315	247

Research and development	861	789
Sales, marketing and business development	360	287
General and administrative	1,420	1,472

Total Operating Expenses	2,641	2,548

Operating loss	(2,326)	(2,301)

Other income and expenses	22	28

Net loss	(2,304)	(2,273)

Deemed dividend to warrant holders	(100)	—

Net loss applicable to common shares	$(2,404)	$(2,273)

Basic and diluted net loss per common share	$(0.05)	$(0.06)

Basic and diluted weighted average common shares outstanding	46,972	40,458